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                                                            EXHIBIT 11
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               CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
              COMPUTATION OF NET INCOME PER COMMON SHARE
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                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                    (In thousands, except share
                                                                       and per share amounts)

                                                           1993              1992                 1991
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PRIMARY

Net income applicable to common stock                     $39,827            $43,010              $42,957

Weighted average number of shares of
  common stock outstanding during the
  year                                                 22,350,475         22,279,852           22,361,852
Common stock under stock option grant                      38,060             63,292               81,520
     Average shares                                    22,388,535         22,343,144           22,443,372

Net income per common share                                 $1.78              $1.93                $1.91

FULLY DILUTED

Net income applicable to common stock                     $39,827            $43,010              $42,957
Adjustment related to ESOP                                  1,325              1,973                  903
Adjusted income applicable to
  common stock                                            $41,152            $44,983              $43,860

Weighted average number of shares of
  common stock outstanding during the year             22,350,475         22,279,852           22,361,852
Number of equivalent common shares
  attributable to ESOP                                  1,437,901          1,439,752              996,924
Common stock under stock option grant                      38,278             63,292              110,700
     Average shares                                    23,826,654         23,782,896           23,469,476

Net income per common share                                 $1.73              $1.89                $1.87


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